As Filed Pursuant to Rule 424(b)(5)

Registration No. 333-241706

PROSPECTUS SUPPLEMENT

To Prospectus Supplement dated May 6, 2021

(To the Prospectus dated March 12, 2021)

Up to $16,638,677

Common Stock

This prospectus supplement, amends and supplements the prospectus supplement, dated May 6, 2021, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-241706) (the “ATM Prospectus Supplement”), relating to the offer and sale of shares of our common stock having an aggregate offering price of up to $75,000,000 pursuant to the terms of a sales agreement, or the Sales Agreement, with SVB Securities LLC (formerly known as SVB Leerink LLC) (“SVB Securities”). This prospectus supplement should be read in conjunction with the ATM Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus Supplement. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus Supplement, and any future amendments or supplements hereto or thereto.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NXTC.” On March 31, 2023, the last reported sale price of our common stock on the Nasdaq Global Select Market was $1.48 per share.

On March 2, 2023, the date we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, we became subject to the offering limits set forth in General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the ATM Prospectus Supplement are a part. As of the date of this prospectus supplement, the aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $49,916,031 which was calculated based on 27,276,520 shares of our outstanding common stock held by non-affiliates and a price of $1.83 per share, the closing price of our common stock on February 8, 2023, which is the highest closing sale price of our common stock on the Nasdaq Global Select Market within the prior 60 days. As of the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this prospectus supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in public primary offerings on Form S-3 with a value exceeding one-third of our public float (as defined by General Instruction I.B.6) in any 12 calendar month period so long as our public float remains below $75.0 million.

We are filing this prospectus supplement to amend the ATM Prospectus Supplement to reflect the limitations on the maximum amount of shares that we are eligible to sell under General Instruction I.B.6. As a result of these limitations, we may currently only offer and sell shares of our common stock having an aggregate offering price of up to $16,638,677 pursuant to the Sales Agreement. However, in the event that our public float increases or decreases, we may sell securities in public primary offerings on Form S-3 with a value up to one-third of our public float, in each case calculated pursuant to General Instruction I.B.6 and subject to the terms of the Sales Agreement. In the event that our public float increases above $75.0 million, we will no longer be subject to the limits in General Instruction I.B.6 of Form S-3.

OUR BUSINESS AND AN INVESTMENT IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. Before making an investment decision, you should review carefully and consider all of the information set forth in the ATM Prospectus Supplement, the accompanying prospectus and the documents incorporated by reference. These risks are described under the caption “Risk Factors” beginning on page S-4 of the ATM Prospectus Supplement and in the documents incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the ATM Prospectus Supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

SVB Securities

The date of this prospectus supplement to the ATM Prospectus Supplement is April 3, 2023.